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                 ASSUMPTION REINSURANCE AGREEMENT

                             between

               UNITED INSURANCE COMPANY OF AMERICA
                       (Chicago, Illinois)
            (Hereinafter referred to as the "Company")

                               and

             REASSURE AMERICA LIFE INSURANCE COMPANY
                     (Jacksonville, Illinois)
           (Hereinafter referred to as the "Reinsurer")





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                        TABLE OF CONTENTS



ARTICLE 1 - BUSINESS COVERED . . . . . . . . . . . . . . . . .  3

ARTICLE 2 - COINSURANCE. . . . . . . . . . . . . . . . . . . .  3
     A.   Back-Up Indemnity. . . . . . . . . . . . . . . . . .  3
     B.   Home Service Business. . . . . . . . . . . . . . . .  3
     C.   Business in New York/New Hampshire . . . . . . . . .  3

ARTICLE 3 - EFFECTIVE DATE . . . . . . . . . . . . . . . . . .  3

ARTICLE 4 - TRANSFER OF RESERVES/INITIAL CEDING ALLOWANCE. . .  4
     A.   Transfer Amount. . . . . . . . . . . . . . . . . . .  5
     B.   Closing. . . . . . . . . . . . . . . . . . . . . . .  5
     C.   Post-Closing Adjustment. . . . . . . . . . . . . . .  5
     D.   Interest on Post-Closing Adjustment. . . . . . . . .  5

ARTICLE 5 - ADMINISTRATION . . . . . . . . . . . . . . . . . .  5
     A.   Company Administration . . . . . . . . . . . . . . .  5
     B.   Reinsurer Administration . . . . . . . . . . . . . .  6
     C.   Quarterly Reports. . . . . . . . . . . . . . . . . .  6
     D.   DAC Tax. . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE 6 - REINSTATEMENTS . . . . . . . . . . . . . . . . . .  7

ARTICLE 7 - EXCESS REINSURANCE . . . . . . . . . . . . . . . .  7

ARTICLE 8 - NOTICE OF ASSUMPTION . . . . . . . . . . . . . . .  7

ARTICLE 9 - ACCESS TO RECORDS. . . . . . . . . . . . . . . . .  7

ARTICLE 10 - ARBITRATION . . . . . . . . . . . . . . . . . . .  8

ARTICLE 11 - OFFSETS . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE 12 - ERRORS OR OMISSIONS . . . . . . . . . . . . . . .  9

ARTICLE 13 - REGULATORY APPROVAL . . . . . . . . . . . . . . .  9

ARTICLE 14 - INSOLVENCY. . . . . . . . . . . . . . . . . . . .  9

ARTICLE 15 - INDEMNIFICATION . . . . . . . . . . . . . . . . .  9
     A.   Indemnification By Reinsurer . . . . . . . . . . . .  9
     B.   Indemnification by Company . . . . . . . . . . . . .  9
     C.   Notification and Control of Defense. . . . . . . . .  9

ARTICLE 16 - CORPORATE GUARANTEE . . . . . . . . . . . . . . . 10

ARTICLE 17 - RECAPTURE . . . . . . . . . . . . . . . . . . . . 10

ARTICLE 18 - GENERAL PROVISIONS. . . . . . . . . . . . . . . . 10
     A.   Amendments . . . . . . . . . . . . . . . . . . . . . 10
     B.   Successors and Assigns . . . . . . . . . . . . . . . 11
     C.   Governing Law. . . . . . . . . . . . . . . . . . . . 11
     D.   Entire Agreement . . . . . . . . . . . . . . . . . . 11
     E.   Headings, etc. . . . . . . . . . . . . . . . . . . . 11
     F.   Non-waiver . . . . . . . . . . . . . . . . . . . . . 11
     G.   Severability . . . . . . . . . . . . . . . . . . . . 11
     H.   Notices. . . . . . . . . . . . . . . . . . . . . . . 11
     I.   Counterparts . . . . . . . . . . . . . . . . . . . . 12
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                 ASSUMPTION REINSURANCE AGREEMENT

          This Assumption Reinsurance Agreement ("Agreement") is made as of May 31, 1996, by and among United Insurance Company of America, an Illinois insurance corporation, with its corporate office at One East Wacker Drive, Chicago, Illinois 60601 ("Company") and Reassure America Life Insurance Company, an Illinois insurance corporation, with its corporate office at 300 East State Street, Jacksonville, Illinois 62650 ("Reinsurer"), and for purposes of Article 16, Life Re Corporation, a Delaware corporation, with its corporate office at 969 High Ridge Road, Stamford, Connecticut 06905 ("Guarantor").


                         R E C I T A L S

          WHEREAS, the Company desires to transfer to the Reinsurer on an assumption reinsurance basis a certain block of its in force insurance policies (the "Reinsured Policies," as further defined below); and

          WHEREAS, the Reinsurer desires to assume the Reinsured Policies from the Company on an assumption reinsurance basis; and

          WHEREAS, the parties wish to transfer the administration for the Reinsured Policies to the Reinsurer as soon as possible after the Effective Date; and

          WHEREAS, to induce the Company to enter into this Agreement, the Guarantor has agreed to unconditionally guarantee the obligations of the Reinsurer;

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                        A G R E E M E N T


                   ARTICLE 1 - BUSINESS COVERED

     A. Subject to the terms and conditions set forth herein, as of the Effective Date, the Company hereby transfers, assigns, and conveys to the Reinsurer, and the Reinsurer hereby assumes on an assumption reinsurance basis, the Reinsured Policies.

     B. The Reinsurer shall also be responsible for (1) all liability for premium taxes payable on the premium attributable to the Reinsured Policies arising after the Effective Date; (2) all liability for assessments, in connection with the participation by the Company or the Reinsurer, as required by law, in any guaranty fund or other similar fund, which assessments are attributable to premium earned after the Effective Date with respect to the Reinsured Policies; (3) all liability after the Effective Date for returns or refunds of premium for the Reinsured Policies; and (4) all commissions arising after the Effective Date with respect to the Reinsured Policies.

     C. The term "Reinsured Policies" shall mean all policies, contracts, certificates, and other obligations, of insurance issued or assumed by the Company and identified by plan type on Schedule 1.C and the Home Service Policies identified on Schedule 2.B.(1). It is understood and agreed that the Reinsurer is bound by all the terms and conditions of the Reinsured Policies assumed hereunder as if the Reinsured Policies had been issued by the

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Reinsurer.  All Reinsured Policies with aggregate amounts of insurance per life, net of other reinsurance, in excess of $250,000, shall be separately identified on Schedules 1.C and 2.B.(1).


                     ARTICLE 2 - COINSURANCE

     A. Back-Up Indemnity. If, and to the extent that, the assumption reinsurance of any Reinsured Policy contemplated by this Agreement shall require the approval or consent of any third party, including without limitation, any regulatory authority or an insured in accordance with Article 8 (a "Required Approval"), then:

          (1) each Reinsured Policy as to which such Required Approval has not been so obtained shall be reinsured by the Reinsurer pursuant to the terms hereof on a 100% coinsurance basis and the Company hereby cedes to the Reinsurer and the Reinsurer hereby accepts and reinsures a 100% quota share portion of each such Reinsured Policy; and

          (2) the Company and the Reinsurer shall each use reasonable best efforts to obtain any Required Approval, and upon the occurrence of such Required Approval, such Reinsured Policy shall be immediately and without further action of either party hereto deemed to be reinsured on an assumption basis pursuant to the terms of this Agreement.

     B.   Home Service Business.

          (1) Notwithstanding the provisions of Article 1, the Reinsured Policies identified on Schedule 2.B.(1) ("Home Service Policies") shall be reinsured by the Reinsurer pursuant to the terms hereof on a 100% coinsurance basis and the Company hereby cedes to the Reinsurer and the Reinsurer hereby accepts and reinsures a 100% quota share portion of each such Home Service Policy.

          (2) In addition to the allowance provided in Paragraph 4.A.(5), the Reinsurer shall pay to the Company commissions for the Home Service Policies in the amounts set forth in Schedule 2.B.(2) as and when premiums are remitted to the Reinsurer.

     C. Business in New York/New Hampshire. Notwithstanding the provisions of Article 1, the Reinsured Policies identified on Schedule 1.C issued to or held by residents of New York or New Hampshire shall be reinsured by the Reinsurer pursuant to the terms hereof on a 100% coinsurance basis and the Company hereby cedes to the Reinsurer and the Reinsurer hereby accepts and reinsures a 100% quota share portion of each such Reinsured Policy. Should the Reinsurer become licensed in either New York or New Hampshire, all Reinsured Policies issued to or held by residents of such state shall be immediately, and without further action of either party hereto except as may be required by law, deemed to be reinsured on an assumption basis pursuant to the terms of this Agreement. Immediately following such event, the Reinsurer shall send out a notice of assumption in accordance with Article 8.


                    ARTICLE 3 - EFFECTIVE DATE

          This Agreement shall become effective at 11:59 p.m., Central Daylight Time, May 31, 1996 ("Effective Date").


    ARTICLE 4 - TRANSFER OF RESERVES/INITIAL CEDING ALLOWANCE




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     A.   Transfer Amount.  In consideration for the assumption of the
Reinsured Policies by the Reinsurer, the Company shall transfer to the Reinsurer on the Closing Date (as hereinafter defined) cash and/or U.S. Treasuries with a fair market value equal to (1) the reserves, deposit fund liabilities (i.e. pre-paid premium, death benefits left with the Company, etc.), and liabilities for dividends and coupons payable in the next calendar year for the Reinsured Policies as of the Effective Date all as identified in
Schedule 4.A, less (2) due and deferred premiums on the Reinsured Policies as of the Effective Date, less (3) any policy loans outstanding on the Reinsured Policies as of the Effective Date, net of any unearned policy loan interest on those policy loans, less (4) any pre-paid reinsurance premiums for other reinsurance on the Reinsured Policies, and less (5) an initial ceding allowance of $5,550,000 (the "Transfer Amount").

     B. Closing. Upon the later to occur of (1) May 31, 1996, or (2) the receipt of necessary regulatory approvals from the states of Illinois and California (which the parties may jointly agree to waive as a condition to Closing) (the "Closing Date"), the Company shall prepare an estimate of the Transfer Amount based on reserve summaries and policy information as of April 30, 1996 (the "Estimated Transfer Amount"). The Company shall then remit to the Reinsurer cash or U.S. Treasuries in an amount equal to the Estimated Transfer Amount. If the Closing Date is later than May 31, 1996, the Company shall pay interest on the Estimated Transfer Amount calculated at an annual rate of 6.5% through June 15, 1996, and at an annual rate of 7.25% thereafter until the Estimated Transfer Amount is paid.

     C. Post-Closing Adjustment. On or about July 31, 1996, the Company shall prepare a final schedule of Reinsured Policies (Schedules 1.C and 2.B.(1)) and a final schedule of reserves and related liabilities (Schedule 4.A), along with a final determination of the Transfer Amount, all calculated as of the Effective Date (the "Final Transfer Amount"). If the Final Transfer Amount is greater than the Estimated Transfer Amount, the Company shall then remit to the Reinsurer cash equal to the difference between the Final Transfer Amount and the Estimated Transfer Amount, along with interest calculated in accordance with Paragraph 4.D. If the Final Transfer Amount is less than the Estimated Transfer Amount, the Reinsurer shall then remit to the Company cash equal to the difference between the Estimated Transfer Amount and the Final Transfer Amount, along with interest in accordance with Paragraph 4.D.

     D. Interest on Post-Closing Adjustment. If the Closing Date is prior to June 15, 1996, interest shall be calculated on the difference between the Estimated Transfer Amount and the Final Transfer Amount at an annual rate of 6.5% from the Closing Date until June 15, 1996, and at an annual rate of 7.25% from June 15, 1996 until payment is made. If the Closing Date is after June 15, 1996, interest shall be calculated on the difference between the Estimated Transfer Amount and the Final Transfer Amount at an annual rate of 7.25% from the Closing Date until payment is made.


                    ARTICLE 5 - ADMINISTRATION

     A. Company Administration. The Company shall administer all aspects of the Reinsured Policies from the Effective Date through September 30, 1996, and through November 30, 1996, for the Home Service Policies, in accordance with its current standards and practices. Within fifteen (15) days after the end of each month, the Reinsurer shall pay to the Company a fee for the administrative services rendered in such month equal to $150,000. In the event that Administration is not assumed by the Reinsurer effective October 1, 1996, (December 1, 1996, for the Home Service Policies), as contemplated in the following paragraph, the Company shall continue to administer all aspects of the Reinsured Policies and shall be paid a fee by the Reinsurer of $300,000 per month until such time as the Reinsurer assumes the administration. The Reinsurer shall not be obligated to pay any additional fee to the Company for

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administrative services in October and November for the Home Service Policies.
During this period, the Company agrees to consult with the Reinsurer before paying any claim with a benefit in excess of $50,000 or before denying any claim for benefits.

     B. Reinsurer Administration. Effective October 1, 1996, (December 1, 1996 for the Home Service Policies), the Reinsurer shall provide full administrative services for the Reinsured Policies. The administrative services to be provided by the Reinsurer shall include but not be limited to: policyholder service; billing and collection of premium; distribution of required reports to policyholders; issuance of Form 1099s to agents (other than agents for Home Service Policies); processing and payment of claims, surrenders, lapses, and maturities; disbursement and collection of policy loans; administration of settlement options; determination and calculation of reserves for the Reinsured Policies (with a separate report showing the reserves attributable to policies not assumed but reinsured in accordance with
Article 2); calculation and payment of agent commissions; administration of excess reinsurance programs to the extent relating to the Reinsured Policies; and other services associated with the administration of the Reinsured Policies.

     C. Quarterly Reports. Within thirty (30) days following the end of each calendar quarter, the Reinsurer shall provide the Company with the information needed by the Company to prepare its statutory financial statements. The form of the report and the information to be provided is as set forth on Schedule 5.C.

     D. DAC Tax. The Reinsurer and the Company, by executing this Agreement, hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue Code of 1986, as amended, effective for tax years ending after the Effective Date:

          (1) The term "party" will refer to either the Reinsurer or the Company as appropriate.

          (2) The terms used in this Article are defined by reference to Regulation 1.848-2. The term "net consideration" will refer to net consideration as defined in Regulation 1.848-2(f).

          (3) Each party shall attach a schedule to its federal income tax return for tax years ending after the Effective Date, which identifies the relevant Reinsurance Agreement for which the joint election under the Regulation has been made.

          (4) The party with net positive consideration for such Agreement for each taxable year shall elect to capitalize specified policy acquisition expenses with respect to such Agreement without regard to the general deductions limitation of Section 848(c)(1).

          (5) Each party agrees to exchange information pertaining to the amount of net consideration under such Agreement each year to ensure consistency.

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                    ARTICLE 6 - REINSTATEMENTS

          The Reinsurer shall be responsible for any reinstatements associated with the Reinsured Policies, including reinstatements of policies that lapsed prior to the Effective Date but which would have otherwise been transferred hereunder. All such reinstatements shall be done in accordance with the terms of the original policy. Except for the reinstatement of Home Service Policies, which shall be reinstated with the Company's policy form and reinsured in accordance with Paragraph 2.B, any such reinstatements shall, to the extent permitted by law, be made with the Reinsurer's policy form.


                  ARTICLE 7 - EXCESS REINSURANCE

          The Reinsurer will pay all premiums and other charges, if any, for the existing excess of retention reinsurance for the Reinsured Policies for all periods on or after the Effective Date. The Company will pay to the Reinsurer all recoveries for the periods on or after the Effective Date from existing excess of retention reinsurance for the Reinsured Policies. Any excess of retention reinsurance arrangements which also provide reinsurance coverage for business retained by the Company and not ceded hereunder shall not be amended or revised by the Reinsurer, even with respect to the Reinsured Policies, without the express written consent of the Company. Schedule 7 provides a list of the excess of retention reinsurance arrangements which provide coverage for the Reinsured Policies. The Company will not amend or modify any of the excess of retention reinsurance arrangements listed in
Schedule 7, with respect to the Reinsured Policies, without the express written consent of the Reinsurer.


                 ARTICLE 8 - NOTICE OF ASSUMPTION

          As soon as practicable after the Effective Date, the Reinsurer
(or, where required by applicable law, rule, or regulation, the Company) will issue and deliver or cause its agents to deliver to the named insureds under the Reinsured Policies, other than the Home Service Policies and the Reinsured Policies covered by Paragraph 2.C, an appropriate notice of assumption substantially in the form attached hereto. The Reinsurer will take all other necessary actions to assume the Reinsured Policies. The Company will cooperate fully with the Reinsurer in implementing such assumption, including, without limitation, executing any documents reasonably necessary to evidence the completion of the transactions contemplated by this Agreement. The Reinsurer shall be responsible for all expenses associated with sending out the notices of assumption and obtaining policyholder consent.


                  ARTICLE 9 - ACCESS TO RECORDS

          Upon reasonable notice, both the Reinsurer and the Company will be entitled to reasonable access to the books and records of the other party at any reasonable time, but only to the extent such materials pertain to the Reinsured Policies reinsured under this Agreement. Each party will pay its own expenses associated with any such review of the books and records.

                     ARTICLE 10 - ARBITRATION

     A. Any dispute or other matter in question between the Company and the Reinsurer arising out of or relating to the formation, interpretation, performance, or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall be settled by arbitration if the parties are unable to resolve the dispute through negotiation. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other.

     B. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within sixty (60) days of receipt of a written notice of demand for arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty (60) days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or former officers of insurance or reinsurance companies or Lloyd's of London Underwriters; the arbitrators shall not have a personal or financial interest in the result of the arbitration.

     C. The arbitration hearings shall be held in Chicago, Illinois, or such other place as may be mutually agreed. Each party shall submit its case to the arbitrators within sixty (60) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the life reinsurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     D. Each side shall pay (1) the fee and expenses of its own arbitrator, (2) one-half of the fee and expenses of the third arbitrator and
(3) one-half of the other expenses that the parties jointly incur directly related to the arbitration proceeding. Other than as set forth above, each Party shall bear its own costs in connection with any such arbitration including, without limitation, (1) all legal, accounting, and other professional fees and expenses and (2) all other costs and expenses each party incurs to prepare for such arbitration.

     E. Except as provided above, arbitration shall be based, insofar as applicable, upon the Commercial Arbitration Rules of the American Arbitration Association.


                       ARTICLE 11 - OFFSETS

          The Company and the Reinsurer may offset any balance, whether on account of premiums, commissions, losses or claim expenses, due from one party to the other under this Agreement.

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                 ARTICLE 12 - ERRORS OR OMISSIONS

          Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder will not relieve either party from any liability that would otherwise have attached had such delay, error or omission not occurred. Regardless, the responsible party will rectify each such delay, error or omission as promptly as practicable after discovery.


                 ARTICLE 13 - REGULATORY APPROVAL

          The consummation of this Agreement and the transactions contemplated hereby are contingent upon the receipt of all necessary approvals of insurance regulatory authorities pursuant to all applicable insurance laws and upon the receipt of all necessary approvals by any other governmental or regulatory authority whose approval is required by law.


                     ARTICLE 14 - INSOLVENCY

          In the event of the insolvency of the Company, any amounts due under the Reinsured Policies reinsured hereunder shall be payable by the Reinsurer without diminution on account of such insolvency directly to the insureds or third party claimants as may be required under the Reinsured Policies.


                   ARTICLE 15 - INDEMNIFICATION

     A. Indemnification By Reinsurer. The Reinsurer will indemnify and hold harmless the Company from and against monetary damages incurred by the Company resulting from or relating to the Reinsurer's administration, reinstatements, claims handling, benefit payments and issuance of supplemental contracts after September 30, 1996 with respect to the Reinsured Policies.

     B. Indemnification by Company. The Company will indemnify and hold harmless the Reinsurer from and against monetary damages incurred by the Reinsurer within three (3) years from the Effective Date and resulting from or relating to (1) the failure of any Reinsured Policy to have complied with applicable laws and regulations (including federal tax laws) at the time of its issuance, or (2) the Company's failure to administer the Reinsured Policies consistent with its past practice from the Effective Date through September 30, 1996. In addition, the Company will indemnify and hold harmless the Reinsurer from and against monetary damages incurred by the Reinsurer within five (5) years from the Effective Date (eight (8) years with respect to the Home Service Policies) and resulting from or relating to actions by the Company's employees or agents in the sale, issuance or administration of the Reinsured Policies which lead to liabilities in excess of the contractual liabilities associated with the Reinsured Policies.

     C. Notification and Control of Defense. Any party entitled to indemnification under this Agreement shall (1) give prompt notice to the party from whom indemnification is sought, of any claim with respect to which it seeks indemnification; (2) permit such indemnifying party to assume and control defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any party entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such separate counsel shall be paid by the person employing separate counsel unless
(a) the indemnifying party has agreed to pay such fees and expenses or (b) the indemnifying party shall have failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such party. No indemnifying party shall be subject to any liability for any settlement made without its consent except where the indemnifying party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to the indemnified party. An indemnifying party who elects not to assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel at any one time for all parties indemnified by such indemnifying party with respect to such claim, which counsel shall be designated in writing by the indemnified party and shall be reasonably acceptable to the indemnifying party.


                 ARTICLE 16 - CORPORATE GUARANTEE

     A. For a period of five (5) years from the Effective Date, Life Re Corporation ("Guarantor") hereby unconditionally guarantees the full and prompt payment and performance of the Reinsurer's obligations hereunder when due. Notwithstanding the foregoing sentence, for claims made by the Company against the Reinsurer in accordance with Article 15, the Guarantor's unconditional guarantee hereunder shall remain in full force and effect indefinitely. With respect to the Reinsurer's monetary obligations hereunder, this is a guarantee of payment and not of collection. With respect to the Reinsurer's non-monetary obligations hereunder, the Guarantor agrees that it shall fully perform, or cause the Reinsurer to fully perform, all such obligations in a timely manner.

     B. The Guarantor's liability for payment and performance of the Reinsurer's obligations shall be absolute and unconditional; the Guarantor unconditionally and irrevocably waives each and every defense which, under principles of guarantee or suretyship law, would otherwise operate to impair or diminish such liability; and nothing whatever except actual full payment and performance of the Reinsurer's obligations shall operate to discharge the Guarantor's liability hereunder.

     C. The Guarantor hereby unconditionally waives (1) presentment, notice of dishonor, protest, demand for payment and all notices of any kind;
(2) any claim for contribution against any co-guarantor, until the Reinsurer's obligations have been paid or performed in full and such payments are not subject to any right of recovery; and (3) any setoffs or counterclaims against the Company which would otherwise impair the Company's rights against the Guarantor hereunder.


                      ARTICLE 17 - RECAPTURE

          The Company shall have no right to recapture the Reinsured Policies reinsured hereunder.


                 ARTICLE 18 - GENERAL PROVISIONS

     A. Amendments. This Agreement may only be amended by mutual consent of the parties expressed in a written addendum; and such addendum, when executed by both parties, shall be deemed to be an integral part of this Agreement and binding on the parties hereto. Any change or modification to this Agreement shall be null and void unless made by amendment to the Agreement and signed by the parties.

     B. Successors and Assigns. This Agreement shall inure to the benefit of and bind the Company and its successors and assigns and the Reinsurer and its successors and assigns. Neither this Agreement nor any right or obligation hereunder nor any part hereof may be assigned by any party hereto without the prior written consent of the other party hereto. Prior to any such assignment, the consent of all necessary regulatory authorities must be obtained.

     C. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois (without giving effect to principles of conflicts of laws) applicable to a contract executed and to be performed in such state.

     D. Entire Agreement. This Agreement supersedes all prior discussions and agreements between, and contains the sole and entire agreement between the Company and the Reinsurer with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed herein.

     E. Headings, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (1) words of any gender will be deemed to include each other gender, (2) words using the singular or plural number will also include the plural or singular number, respectively, (3) the terms hereof, herein, hereby, and derivative or similar words will refer to this entire Agreement, and (4) the conjunction "or" will denote any one or more, or any combination or all, of the specified items or matters involved in the respective list.

     F. Non-waiver. The failure of either party hereto at any time to enforce any provision of this Agreement shall not be construed as a waiver of that provision and shall not effect the right of either party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     G. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (1) such provision will be fully severable,
(2) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (3) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (4) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

     H. Notices. Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), or if transmitted by facsimile, or if delivered by courier, as follows:

     To the Company:

          United Insurance Company of America
          One East Wacker Drive
          Chicago, Illinois  60601
          Attention:  Secretary
          Telephone:  (312) 661-4520
          Fax:  (312) 661-4941


     To the Reinsurer:

          Reassure America Life Insurance Company
          969 High Ridge Road
          Stamford, Connecticut  06905
          Attention:  General Counsel
          Telephone:  (203) 321-3000
          Fax:  (203) 968-0920


All notices and other communications required or permitted under this Agreement that are addressed as provided in this paragraph will, whether sent by mail, facsimile, or courier, be deemed given upon the first business day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by the facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

     I. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.


ATTEST:                         UNITED INSURANCE COMPANY OF AMERICA


s/                              s/
Thomas H. Maloney               David F. Bengston
Secretary                       Vice President


ATTEST:                       REASSURE AMERICA LIFE INSURANCE COMPANY


s/                             s/
W. Weldon Wilson               Robert L. Beisenherz
Secretary                      President


          For purposes of Article 16.

PAGE> 13

ATTEST:                         LIFE RE CORPORATION


s/                              s/
W. Weldon Wilson, Secretary     Jacques E. Dubois, President
                                   and Chief Operating Officer